EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Copart, Inc.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-81238) pertaining to the Copart 1992 Stock Option Plan, 1994 Director Option Plan, and 1994 Employee Stock Purchase Plan, (Form S-8 No. 33-97636) pertaining to the Copart 1992 Stock Option Plan, (Form S-8 No. 333-93887) pertaining to the Copart 1992 Stock Option Plan and the Copart 1994 Employee Stock Purchase Plan, (Form S-8 No. 333-90612) pertaining to the Copart 2001 Stock Option Plan, (Form S-8 No. 333-112597) pertaining to the Copart 1994 Employee Stock Purchase Plan, (Form S-8 No. 333-148506) pertaining to the Copart 2007 Equity Incentive Plan, and (Form S-8 No. 333-159946) pertaining to the Copart, Inc. Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc. and Willis J. Johnson and the Copart, Inc. Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc. and A. Jayson Adair of our reports dated September 27, 2011, with respect to the consolidated financial statements of Copart, Inc. and the effectiveness of internal control over financial reporting of Copart, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
September 27, 2011